SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.)

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

MERCER FUNDS
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: ____________________________________________________

2)	Form, Schedule or Registration Statement No.:___________________________________

3)	Filing Party:_______________________________________________________________

4)	Date Filed:_________________________________________________________________

mercer FUNDS

Mercer Global Low Volatility Equity Fund

99 High Street
Boston, Massachusetts 02110

July 27, 2021

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Global Low Volatility Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Ninety One North America, Inc. (“Ninety One”) to serve as a subadvisor to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Ninety One (the “Ninety One Subadvisory Agreement”).

The Advisor recommended the appointment of Ninety One to replace Wellington Management Company LLP (“Wellington”), one of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and Ninety One has taken over the management duties of the Fund’s portfolio assets previously allocated to Wellington. Ninety One began managing its allocated portion of the Fund’s investment portfolio on or about April 30, 2021.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Ninety One and the Ninety One Subadvisory Agreement and a discussion of the factors that the Board considered in approving the Ninety One Subadvisory Agreement.

Sincerely,

Richard S. Joseph, CFA
Trustee, President, and Chief Executive Officer
Mercer Funds

MERCER FUNDS

Mercer Global Low Volatility Equity Fund

99 High Street
Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Global Low Volatility Equity Fund (the “Fund”) about the recent hiring of a new subadvisor to the Fund, Ninety One North America, Inc. (“Ninety One”). In connection with the hiring of Ninety One, the Board approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Ninety One (the “Ninety One Subadvisory Agreement”). The Advisor recommended the appointment of Ninety One to replace Wellington Management Company LLP (“Wellington”), one of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and Ninety One has taken over the management duties of the Fund’s portfolio assets previously allocated to Wellington. The Advisor also reallocated assets for one of the Fund’s remaining subadvisors in connection with such appointment. The changes described above may be collectively referred to below as the “New Global Low Volatility Fund Subadvisor Structure”. Ninety One began managing its allocated portion of the Fund’s investment portfolio on or about April 30, 2021.

The hiring of Ninety One, and the Ninety One Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about July 28, 2021 to shareholders of record of the Fund as of June 30, 2021.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the

Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order also allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at a Board meeting held on March 30-31, 2021 (the “Meeting”): (i) appointed Ninety One to serve as a subadvisor to the Fund, and (ii) approved the Ninety One Subadvisory Agreement, between the Advisor, on behalf of the Fund, and Ninety One. Ninety One is unaffiliated with the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. Ninety One is paid by the Advisor and not by the Fund. No increase in the gross advisory fees paid by the Fund to the Advisor resulted from the appointment of Ninety One as a subadvisor to the Fund, or from the implementation of the Ninety One Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Ninety One and the Ninety One Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware limited liability company located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor, as amended from time to time (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objectives, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.75% of assets up to $750 million, 0.73% of assets in excess of $750 million up to $1 billion and 0.68% of assets in excess of $1 billion of the Fund’s average daily net assets. The Advisor earned total investment advisory fees of $8,807,043 from the Fund for the fiscal year ended March 31, 2021, prior to: (i) paying the fees of each of the subadvisors to the Fund and (ii) waiving fees in accordance with the terms of a fee waiver arrangement entered into between the Advisor and the Fund pursuant to which the Advisor has agreed to waive any portion of its investment management fee that exceeds the aggregate amount of the subadvisory fees that the Advisor is required to pay to the Fund’s subadvisors for the management of their allocated portions of the Fund (the “Fee Waiver Agreement”). The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2021 was $2,810,206 representing 0.23% of the Fund’s average net assets during that period, resulting in the Advisor receiving net investment advisory fees of $5,996,837, all of which the Advisor waived pursuant to the terms of the Fee Waiver Agreement. The Fund did not make any payments to any affiliated person of Ninety One during the fiscal year ended March 31, 2021.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard S. Joseph serves as President, Chief Executive Officer, and Trustee of the Trust and as Vice President and US Wealth Distribution Leader for the Advisor; Stephen Gouthro serves as Vice President, Treasurer and Chief Financial Officer of the Trust and as a partner of the Advisor and U.S. Chief Operating Officer for the Advisor’s U.S. Business Solutions Group; Carol A. McMahon serves as Vice President and Assistant Treasurer of the Trust and as a partner and U.S. Chief Operating Officer of the Advisor and Global Chief Operating Officer for Wealth, Global Business Solutions; Colin J. Dean serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Caroline Hulme serves as Vice President and Assistant Secretary of the Trust and as Senior Legal Counsel-Investments for the Advisor; Jeffrey Coleman serves as Vice President and Assistant Treasurer of the Trust and Head of Investment Operations for the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor and Jennifer Reiche serves as Chief Compliance Officer of the Trust and as Chief Compliance Officer of Mercer Trust Company LLC. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of Ninety One.

NINETY ONE NORTH AMERICA, INC.

Ninety One is located at 65 East 55th Street, 30th Floor, New York, NY 10022. Ninety One is an indirect, wholly-owned subsidiary of Ninety One plc. The Ninety One Group is dual-listed, comprising Ninety One plc, a public limited company incorporated in England and Wales and Ninety One Limited, a public company incorporated in the Republic of South Africa. Ninety One is listed on the London and Johannesburg Stock Exchanges. Ninety One is registered as an investment adviser under the Advisers Act. The Ninety One Subadvisory Agreement is dated April 30, 2021.

Ninety One was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Ninety One is not affiliated with the Advisor, and Ninety One discharges its responsibilities subject to the oversight and supervision of the Advisor. As indicated above, Ninety One is paid by the Advisor and not by the Fund. The fees paid by the Advisor to Ninety One depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Ninety One serves as an investment advisor or subadvisor for the registered investment company below which has investment objectives similar to the Fund’s investment objective.

Fund Name	Assets as of June 30, 2021 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)

The Advisors’ Inner Circle Fund III - Ninety One Global Franchise Fund	$204.1	0.75%

The names and principal occupations of the principal executive officers and directors of Ninety One are listed below. The address of each principal executive officer and director, as it relates to the person’s position with Ninety One, is 65 East 55th Street, 30th Floor, New York, NY 10022.

Name	Principal Occupation
Philip A. Anker	Chief Executive Officer and Director
John C. Green	Chief Commercial Officer and Director
Adam J. Fletcher	General Counsel
Dana A. Troetel	Chief Compliance Officer and Director
Domenico Ferrini	Co-Chief Investment Officer
John T. McNabb	Co-Chief Investment Officer and Director

Bradley J. George	Director
Kim M. McFarland	Finance Director

THE NINETY ONE SUBADVISORY AGREEMENT

The Ninety One Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for considering and approving the Ninety One Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Ninety One Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Ninety One Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Ninety One Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Ninety One, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and the Fund’s other current subadvisors. The Ninety One Subadvisory Agreement provides that Ninety One, among other duties, will make all investment decisions for Ninety One’s allocated portion of the Fund’s investment portfolio. Ninety One, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Ninety One’s allocated portion of the Fund’s assets.

The Ninety One Subadvisory Agreement provides for Ninety One to be compensated based on the average daily net assets of the Fund allocated to Ninety One. Ninety One is compensated from the fees that the Advisor receives from the Fund. Ninety One generally will pay all expenses it incurs in connection with its activities under the Ninety One Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Ninety One Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Ninety One, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Advisor recommended the appointment of Ninety One to serve as a subadvisor to the Fund. In considering the approval of the Ninety One Subadvisory Agreement, the Independent Trustees considered the information and materials from the Advisor and Ninety One that included, as to Ninety One and the Fund: (i) the Ninety One Subadvisory Agreement; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended Ninety One for the Board’s approval, and the Advisor’s rationale for recommending that Ninety One be appointed as a Subadvisor to the Fund; (iii) information describing the nature, extent, and quality of the services that Ninety One proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of Ninety One; (v) Ninety One’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by Ninety One for its services to the Fund, and the fees charged to other accounts that Ninety One manages; (vii) the Fee Waiver Agreement, which requires the Advisor to waive any portion of the management fee it is entitled to under the Management Agreement with respect to the Fund that exceeds the aggregate amount of the subadvisory fees that the Advisor is required to pay to the Fund’s subadvisors for the management of their allocated portions of the Fund; (viii) a summary of the compliance program applicable to Ninety One; (ix) information regarding the historical performance returns of Ninety One in managing the investment mandate it would employ for the Fund, and a comparison of such performance to a relevant index; and (x) the financial condition of Ninety One.

In addition, the Independent Trustees considered the presentations made by, and discussions with, representatives of the Advisor, and the Advisor’s favorable assessment of the nature, extent and quality of the subadvisory services expected to be provided to the Fund by Ninety One. During their review of this information, the Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to Ninety One, including: the nature, extent, and quality of the services to be provided to the Fund by Ninety One; Ninety One’s management style and investment decision-making process; Ninety One’s historical performance record managing the investment mandate it would employ for the Fund; the qualifications and experience of the members of Ninety One’s portfolio management team; and Ninety One’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the Subadvisors to the Fund, which includes extensive management and compliance due diligence with respect to the management and operations of each of the Subadvisors. Additionally, the Independent Trustees received assistance and advice from their independent legal counsel regarding legal and industry standards in connection with their duties and responsibilities when approving investment advisory agreements.

In particular, and as to Ninety One, the Board, including all of the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the services to be provided by Ninety One. The Independent Trustees reviewed the nature, extent, and quality of the services to be provided by Ninety One to the Fund. The Independent Trustees considered the specific investment management process that Ninety One would employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by Ninety One), the qualifications of Ninety One’s portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that Ninety One would be managing, and the performance record of Ninety One as compared to a relevant index. The Independent Trustees considered Ninety One’s infrastructure and resources, and whether Ninety One’s organization appeared to support Ninety One’s strategy adequately. The Independent Trustees also considered the Advisor’s review, selection, and due diligence process with respect to Ninety One, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by Ninety One. The Independent Trustees determined that the Fund and its shareholders would benefit from the quality and experience of Ninety One’s portfolio managers and the qualifications of its investment professionals. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by Ninety One, as well as Ninety One’s ability to render such services based on Ninety One’s experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that Ninety One would manage.

(b) Comparison of the services to be rendered and fees to be paid to Ninety One under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees considered the services that would be rendered by Ninety One and evaluated the compensation to be paid to Ninety One by the Advisor for those services. The Independent Trustees noted that the services that Ninety One would furnish to the Fund appeared to be comparable to the services that Ninety One currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered comparisons of the fees that will be paid to Ninety One by the Advisor in light of the fees that were charged by Ninety One to its other advisory clients, as disclosed in the Form ADV, Part 2A (Firm Brochure) provided and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Independent Trustees also considered that the fees agreed to by Ninety One were the result of an arm’s length bargain negotiated by unaffiliated parties and that the Advisor believes such fees are fair and reasonable.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor, as discussed at the Meeting, in determining to recommend Ninety One to serve as a Subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to Ninety One for its services to the Fund were fair and reasonable. The Independent Trustees considered that the subadvisory fees of Ninety One would indirectly be borne by the Fund and its shareholders. The Independent Trustees further considered that as a result of the appointment of Ninety One and the implementation of the New Global Low Volatility Fund Subadvisor Structure, the Fund’s subadvisory fees would be slightly higher and that this cost increase would be borne by the Fund, given the Fee Waiver Agreement and the then-effective subadvisory fee levels. Based on their discussion, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services expected to be provided, the proposed level of fees to be paid to Ninety One with respect to the assets of the Fund to be allocated to Ninety One was supported by the services that were expected to be provided by Ninety One to the Fund. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to Ninety One from its relationship with the Fund and concluded that they were reasonable.

The Independent Trustees considered the expected impact of the fees to be paid to Ninety One by the Advisor on the Fund’s overall operating expenses, given the Fee Waiver Agreement. In addition, since the fees to be paid to Ninety One were the result of arm’s-length bargaining between unaffiliated parties, the relevance of Ninety One’s potential profitability was considered by the Independent Trustees in that context. The Independent Trustees also took note of the Advisor’s explanation that the recommended appointment of Ninety One was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and the Independent Trustees considered that the Advisor was not realizing a direct profit from the investment advisory services that it provides to the Fund as a result of the Fee Waiver Agreement.

On the basis of these considerations, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services expected to be provided by Ninety One and the proposed fees to be paid to Ninety One by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to Ninety One as a result of serving as a Subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by Ninety One to the Fund.

(c) Investment performance of the Fund and Ninety One. Because Ninety One was a newly proposed Subadvisor to the Fund, the Independent Trustees could not consider Ninety One’s investment performance in managing the Fund as a factor in evaluating the Ninety One Subadvisory Agreement. However, the Independent Trustees reviewed Ninety One’s historical performance record managing the investment mandate it would employ for the Fund as compared to a relevant index and concluded that Ninety One’s historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the Ninety One Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend Ninety One be appointed as a Subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for Ninety One was supported by the services that were expected to be provided to the Fund and approval of the Ninety One Subadvisory Agreement was in the best interests of the Fund and its shareholders. As a result, the Board, including a majority of the Independent Trustees, determined to approve the Ninety One Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Adviser Class, Class I and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15% on an annual basis of the average daily net assets of the Adviser Class, Class I, and Class Y-2 shares, respectively. This fee accrues from fees paid under a separate Shareholder Administrative Services Plan adopted to compensate financial intermediaries, including the Advisor, for providing certain non-distribution related shareholder administrative services to Adviser Class, Class I and Class Y-2 shares. The Shareholder Administrative Services Plan provides for payments in an amount, or at a rate, not to exceed 0.25%, 0.25% and 0.15% on an annual basis of the average daily net asset value of the Adviser Class, Class I and Class Y-2 shares, respectively. The Adviser Class, Class I and Class Y-2 share classes were not offered during the fiscal year ended March 31, 2021, and as a result the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under a Distribution Agreement with the Fund. The Distribution Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2021, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of June 30, 2021, the Fund had 81,006,286 total shares outstanding. Mercer Collective Trust – Mercer Global Low Volatility Equity Portfolio held 71,595,984 shares, representing 88.38% of the Fund’s total shares outstanding.

As of June 30, 2021, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of a class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain free copies of the Fund’s annual and semi-annual reports by contacting the Fund directly at 1-888-887-0619 or by visiting the Trust’s website, http://www.delegated-solutions.mercer.com/us.html.

- 9 -